Exhibit 99.1

Capitala Finance Corp. Reports Second Quarter 2014 Results and Declares Dividend

CHARLOTTE, N.C., August 12, 2014 – Capitala Finance Corp. (NASDAQ: CPTA) (the “Company”) today announced its financial results for the second quarter ended June 30, 2014 and announced its quarterly dividend.

Second Quarter Highlights

•	Total investment portfolio as of June 30, 2014 at fair value: $405.6 million
•	Yield on debt portfolio at quarter end was 13.4%
•	Originated $22.6 million of investments during the quarter in 2 new and 4 existing portfolio companies, received $9.4 million in repayments, for net deployments of $13.2 million
•	Total net assets as of June 30, 2014: $263.9 million
•	Total investment income of $12.5 million
•	Net investment income of $5.6 million, or $0.43 per common share
•	Realized gains of $0.5 million, or $0.04 per common share
•	Net increase in net assets resulting from operations of $6.2 million, or $0.48 per common share
•	Paid quarterly dividend of $0.47 per share on June 26, 2014
•	Successful completion of notes offering with net proceeds of $109.2 million

Management Commentary

In describing the Company’s second quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased to report solid results for the second quarter of 2014. Net investment income was $5.6 million, or $0.43 per share. During the quarter, we originated $22.6 million of investments and received repayments of $9.4 million, for net quarterly deployments of $13.2 million. In addition, we have originated $42.2 million of investments during the third quarter of 2014. These investments were a blend of attractively priced investments in lower middle market companies and middle market loans, and our platform continues to benefit from a strong pipeline of attractively priced investment opportunities. In support of that, we are pleased to have completed a notes offering during the second quarter, providing us with net proceeds of $109.2 million.”

Second Quarter 2014 Financial Results

During the second quarter of 2014, the Company originated $22.6 million of new investments (2 new portfolio companies and 4 existing portfolio companies). In addition, the Company received $9.4 million from investment realizations, which resulted in net deployments of $13.2 million.

Total investment income was $12.5 million for the second quarter of 2014, compared to $8.2 million for the same period in 2013. Net investment income for the second quarter of 2014 was $5.6 million, compared to $4.7 million for the same period in 2013. Increases in total investment income and net investment income are attributed to growth in total investments, and $3.3 million of dividend income for the second quarter of 2014, versus $0.4 million for the same period in 2013.

Total expenses for the second quarter of 2014 were $6.9 million, compared to $3.6 million for the comparable period in 2013. The increase is primarily attributed to an increase in the incentive fee of $1.4 million, an increase in management fees of $1.0 million, along with an increase in certain allocated and direct expenses of $0.8 million.

Total realized gains were $0.5 million for the second quarter of 2014, compared to $0.4 million for the same period in 2013. The net change in unrealized appreciation for the second quarter of 2014 was an increase of $0.1 million, compared to an increase of $6.6 million for the same period in 2013. The change in unrealized appreciation for the second quarter of 2013 was primarily related to significant appreciation on two equity investments.

Net increase in net assets resulting from operations was $6.2 million for the second quarter of 2014, compared to $11.6 million for the same period in 2013. On a per share basis, the net increase in net assets resulting from operations was $0.48 for the second quarter of 2014, and is not comparable to the same period in 2013.

Net assets at June 30, 2014 were $263.9 million, or $20.34 per share, compared to $268.7 million, or $20.71 per share, at December 31, 2013. Comparisons to prior periods are not meaningful as a result of the Formation Transactions described in the Company’s Form 10-Q filed on August 12, 2014.

Investment Portfolio

As of June 30, 2014, our portfolio consists of 45 companies with a fair market value of $405.6 million and a cost basis of $347.7 million. Senior secured debt investments represent 31.8% of the portfolio, senior subordinated debt investments represent 37.4% of the portfolio, and equity/warrant investments represent 30.8% of the portfolio. On a cost basis, equity investments comprise 18.5% of the portfolio.

We currently have four debt investments on non-accrual status. The combined fair market value of these debt investments at June 30, 2014 was $5.6 million, or 1.4% of the portfolio. The investments are being carried at approximately 64.3% of cost as of June 30, 2014. At December 31, 2013, we had four investments on non-accrual status with a fair market value of $6.5 million.

Liquidity and Capital Resources

At June 30, 2014, the Company had $166.5 million in cash and cash equivalents and SBA debentures outstanding totaling $192.2 million with a weighted average annual interest rate of 3.51%. Cash and cash equivalents as of June 30, 2014 include net proceeds of $109.2 million from a note offering completed in June 2014.

Subsequent Events

On July 15, 2014, the Company invested $7.2 million in the junior subordinated debt (12% cash interest), $5.0 million in the senior subordinated debt (14% cash interest), and $1.8 million in the common equity of Burgaflex Holdings, LLC.

On July 17, 2014, the Company invested $12.5 million in the senior secured debt (12% cash interest, 4% PIK) of Sequoia Healthcare Management, LLC.

On July 25, 2014, the Company invested $3.0 million in the second lien term loan facility (LIBOR plus 9.00%/1.00% floor) of Meritas Schools Holdings, LLC.

On August 1, 2014, the Company invested $5.3 million in senior revolving debt (current contractual rate of LIBOR plus 6.75% cash interest, 0.25% floor) and $3.4 million in senior term debt (current contractual rate of LIBOR plus 7.75% cash interest, 0.25% floor) of Impresa Aerospace Holdings, LLC, an existing portfolio company.

On August 5, 2014, the Company invested $4.0 million in the senior secured debt (12% cash interest, 2% PIK) of Sparus Holdings, Inc., an existing portfolio company.

Dividend and Distribution Information

On August 7, 2014, the Company’s board of directors declared a quarterly cash dividend of $0.47 per common share. The dividend will be paid on September 26, 2014 to shareholders of record as of September 12, 2014.

The Company has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash dividend, shareholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

Second Quarter 2014 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday August 13, 2014. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.capitalagroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by smaller and lower middle-market companies. The Company is managed by Capitala Investment Advisors, LLC.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $116,776 and $84,138, respectively)	$133,176	$99,140
Affiliate investments (amortized cost of $163,896 and $159,104, respectively)	190,892	189,098
Control investments (amortized cost of $67,074 and $58,057, respectively)	81,491	76,481
Total investments at fair value (amortized cost of $347,746 and $301,299, respectively)	405,559	364,719
Cash and cash equivalents	166,503	101,622
Interest and dividend receivable	2,934	2,917
Due from related parties	541	1,645
Deferred financing fees (net of accumulated amortization of $2,585 and $2,216, respectively)	8,703	4,871
Prepaid expenses	229	654
Total assets	$584,469	$476,428

LIABILITIES
SBA debentures payable	$192,200	$202,200
Notes payable	113,438	-
Due to related parties	474	1,153
Incentive fee payable	1,408	1,525
Interest payable	2,875	2,723
Trade settlement payable	9,959	-
Accounts payable and accrued expenses	211	157
Total liabilities	$320,565	$207,758

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 12,974,420 common shares
issued and outstanding	$130	$130
Additional paid in capital	188,408	188,408
Accumulated undistributed net investment income	15,919	16,760
Accumulated undistributed net realized gain (loss) from investments	1,634	(48)
Net unrealized appreciation on investments	57,813	63,420
Total net assets	263,904	268,670

Total liabilities and net assets	$584,469	$476,428

Net asset value per share	$20.34	$20.71

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
		(combined)		(combined)
INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$3,125	$2,314	$6,066	$4,405
Affiliate investments	3,884	3,385	7,625	5,829
Control investments	1,504	862	2,837	1,631
Total interest and fee income	8,513	6,561	16,528	11,865
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	251	44	424	86
Affiliate investments	330	102	623	154
Control investments	163	229	287	428
Total payment-in-kind interest and dividend income	744	375	1,334	668
Dividend income:
Non-control/Non-affiliate investments	1,351	-	1,514	-
Affiliate investments	687	29	716	58
Control investments	1,225	414	4,795	459
Total dividend income	3,263	443	7,025	517
Other income	-	789	-	1,361
Interest income from cash and cash equivalents	6	48	14	76
Total investment income	12,526	8,216	24,901	14,487

EXPENSES
Interest expense and amortization of deferred financing fees	2,401	2,226	4,601	4,291
Management fees	2,276	1,230	4,294	2,014
Incentive fees	1,408	-	2,838	-
General and administrative expenses	883	102	2,013	234
Expenses before management fee waiver	6,968	3,558	13,746	6,539
Management fee waiver (See Note 5)	(76)	-	(200)	-
Total expenses net of management fee waiver	6,892	3,558	13,546	6,539

NET INVESTMENT INCOME	5,634	4,658	11,355	7,948

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain from investments:
Non-control/Non-affiliate investments	-	-	1,158	-
Affiliate investments	351	-	351	-
Control investments	111	365	173	365
Total realized gain from investments	462	365	1,682	365
Net unrealized appreciation (depreciation) on investments	116	6,560	(5,607)	5,839
Net gain/(loss) on investments	578	6,925	(3,925)	6,204

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$6,212	$11,583	$7,430	$14,152

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$0.48	N/A	$0.57	N/A

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	12,974,420	N/A	12,974,420	N/A

N/A – Not Applicable